Exhibit 4.58

Supplementary Agreement of Assignment

This Supplementary Agreement of Assignment (Supplementary Agreement) is entered into as of April 18, 2019 by and between the following parties:

(1)             网易（杭州）网络有限公司with its registered address at 浙江省杭州市滨江区长河街道网商路599号4幢7层(Party A);

(2)             杭州网易雷火科技有限公司with its registered address at 杭州市滨江区长河街道网商路599号4幢702室(Party B);

(3)             胡志鹏, whose ID number is 330106197812210436, residing at 北京市朝阳区外企服务公司朝阳门南大街14号 (Party C);

(4)             胡天磊, whose ID number is 330206198210210412, residing at杭州市西湖区浙大路38号 (Party D);

(5)             程龙, whose ID number is 330106197905090437, residing at 上海市长宁区延安西路900号 (Party E);

Party A, Party B, Party C, Party D and Party E are each referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS,

1.              Party A, Party B, Party C and Party D entered into an Operating Agreement (the Operating Agreement) on December 1, 2015;

2.              Party A and Party D entered into a Loan Agreement (the Loan Agreement) on December 1, 2015;

3.              Party A and Party D entered into an Equity Pledge Agreement (the Equity Pledge Agreement) on December 1, 2015;

4.              Party A, Party B and Party D entered into an Exclusive Purchase Option Agreement (the Exclusive Purchase Option Agreement) on December 1, 2015;

5.              Party A and Party D entered into a Shareholder Voting Right Trust Agreement (the Shareholder Voting Right Trust Agreement, together with the Operating Agreement, the Equity Pledge Agreement, and the Exclusive Purchase Option Agreement, the Original Agreements) on December 1, 2015;

6.              Party D held 50% of the equity interest in Party B and entered into a Share Transfer Agreement on April 18, 2019, in which Party D would transfer all his equity interest in Party B to Party E and Party E would held 50% of the equity interest in Party B afterwards.

Now, through friendly negotiation, the Parties agree that Party D would assign all its rights and obligations under the Original Agreements to Party E as follows:

1.                            The Parties hereby agree and acknowledge that, commencing from 12:00 a.m., April 18, 2019, all and any rights and obligations of Party D under the Original Agreements shall be assigned to Party E and Party D would not enjoy any rights or assume any obligations thereto any longer.

2.                            This Supplementary Agreement, together with the Original Agreements, constitutes an entire agreement regarding the subject matters thereof. Unless otherwise explicitly provided herein, the validity of other parts or clauses of the Original Agreements shall be unaffected.

3.                            This Supplementary Agreement shall become effective upon being executed and sealed by the Parties.

4.                            This Supplementary Agreement shall be executed in five (5) counterparts, each of which shall have equal legal force, with each Party keeping one (1).

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Supplementary Agreement to be executed by their duly authorized representatives as of the date first indicated above.

By and On Behalf of

Party A: 网易（杭州）网络有限公司

(Seal)

Party B: 杭州网易雷火科技有限公司

(Seal)

Party C: 胡志鹏

By:	/s/ Zhipeng Hu

Party D: 胡天磊

By:	/s/ Tianlei Hu

Party E: 程龙

By:	/s/ Long Cheng